Exhibit 99.1

NEWS

Kallo Inc. Selects Dell to Provide Technology Infrastructure for Global Healthcare Initiative

·	Dell to work with Kallo to provide complete technology solution for Kallo’s Global Response Centre in Canada and local mobile units in Guinea and other developing countries
·	Kallo’s technology will help transform healthcare delivery and improve health outcomes in rural communities
·	Solutions designed to help developing countries work towards achieving World Health Organization (WHO) Millennium Development Goals

TORONTO, Feb. 10, 2014 – Dell and Kallo Inc., a healthcare solutions provider, announced that Dell will design and build the IT infrastructure for Kallo’s healthcare delivery platform. This includes a state-of-the-art Global Response Centre in Canada, Clinical Command Centres in a number of strategic locations around the world and mobile clinics in rural communities.

Dell will work with Kallo to design and build the technology solution leveraging tablet computers, workstations, servers, storage, networking and professional services. Once complete the Global Response Centre will serve as the communications hub for Kallo’s customized healthcare delivery solutions, which include MobileCare, RuralCare, Hospital Information Systems, Telehealth Systems, pharmacy information, advanced diagnostics, disaster management, patient transportation systems and clinical training.

The Global Response Centre will link to Kallo’s local Clinical Command Centres strategically located at teaching hospitals in Kallo’s countries of operation. Kallo recently won a $200 million contract with the Ministry of Health and Public Hygiene in the Republic of Guinea, West Africa, to implement a customized healthcare delivery solution to serve the needs of the country’s 10 million population.

Clinical Command Centres will coordinate the activities of nursing teams, specialists and mobile clinics; provide access to diagnostics and training for clinical issues faced by front-line healthcare workers; and, handle administration around logistics, supply and calibration. These centres will coordinate much-needed MobileCare and RuralCare programs in local rural communities to help combat specific healthcare issues such as infant and maternal mortality, malaria and acute renal failure. These programs will help developing countries like Guinea work towards achieving World Health Organization (WHO)  Millennium Development Goals for healthcare.

“The IT infrastructure forms the backbone of Kallo’s entire healthcare delivery solution. We were  impressed with Dell’s portfolio of technology and healthcare solutions and its ability to provide a one-stop-shop for all Kallo’s needs both in Canada and globally,” commented John Cecil, Chairman and CEO, Kallo Inc. “Working with a single vendor provides economies of scale and simplifies installation, service and training, and the strength of the Dell brand name around the world will help Kallo gain the confidence of local government and decision makers when competing for supply contracts.”

Work is expected to begin on Kallo’s Global Response Centre in Markham, Ontario in mid-summer 2014.

Quotes:
“Our association with Dell will enhance our go-to-market strategy as we continue to develop cutting edge clinical technologies. Dell’s global presence, strength of product offering and commitment to the development and advancement of technology in healthcare is synergistic with our business model. We believe that Dell shares our empathy and vision for improving the quality and efficiency of healthcare delivery and will prove a long-term trusted partner as we bring our vision to reality.” – John Cecil, Chairman and CEO, Kallo Inc.

“As a global leader in healthcare technology, Dell has the products, expertise and vision to work with companies such as Kallo to make a real difference in securing better health outcomes for millions of people in the developing world. We’re excited to begin work on the design of Kallo’s Global Response Centre in Canada and to working with Kallo on an ongoing basis as they secure additional healthcare contracts around the world.” – David Miketinac, vice president and general manager, commercial sales, Dell Canada.

About Dell
Dell Inc. listens to customers and delivers innovative technology and services that give them the power to do more. For more information, visit www.dell.ca.

About Kallo

Kallo (OTCQB: KALO) improves the quality and efficiency of care by providing centralized congruent solutions that address healthcare and business issues for ministries of health, hospitals, physicians and other healthcare organizations. The company’s technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and oHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca.

Dell is the trademarks of Dell Inc.  Dell disclaims any proprietary interest in the marks and names of others.

Media Contacts:
Janet Fabri	Dell	+1 (416) 758-3398	Janet_fabri@dell.com
Melissa Lee	Cohn & Wolfe	+1 (647) 259-3266	Melissa.lee@cohnwolfe.ca
Vince Leitao	Kallo Inc	+1 (416) 246 9997	vince@kalloinc.ca